Filed Pursuant to Rules 424(b)(3) and 424(c) of the Securities Act of 1933

                                                      Registration No. 333-67808

                             Dated October 15, 2003

Prospectus Supplement
(to prospectus dated December 31, 2001)

                            Ultralife Batteries, Inc.

                        1,199,000 Shares of Common Stock
                                 Par Value $.10

      This supplement amends our prospectus dated December 31, 2001 relating to the sale by certain of our stockholders of up to 1,199,000 shares of our Common Stock, par value $.10 per share.

      You should read this supplement in conjunction with the prospectus. Additionally, this supplement is qualified by reference to the prospectus, except to the extent that the information in this supplement supersedes the information contained in the prospectus.

                              Selling Stockholders

      The table below amends and restates Selling Stockholder Table A, which is contained on page 12 of the prospectus to change the names of some of the owners. Accordingly, the information contained in the table supersedes the information in the prospectus with respect to each stockholder listed below.

                                                                 Table A
                                                                 -------

                                                Number of Shares      Number of         Number of
                                                Beneficially          Shares            Shares
                                                Owned Prior to        Registered        Beneficially      Percent of
                                                Completion of         for Sale          Owned After       Outstanding
                                                the Offering          Hereby (1)        Completion        Shares after
                                                                                        of the            Completion of
Name of Selling Stockholder                                                             Offering          the Offering
-----------------------------------------------------------------------------------------------------------------------
First Trust as trustee for Sheila Baird            22,000              22,000                  0                   *
SERP

Neuberger Berman, LLC as Custodian                 10,000              10,000                  0                   *
F/B/O Sheila Baird IRA

Neuberger Berman, LLC as Custodian                 28,000              16,000             12,000                   *
F/B/O Murray Berliner Sep IRA

Neuberger Berman, LLC as Custodian                  5,500               4,000              1,500                   *
F/B/O Stephan Bermas IRA

                                                Number of Shares      Number of         Number of
                                                Beneficially          Shares            Shares
                                                Owned Prior to        Registered        Beneficially      Percent of
                                                Completion of         for Sale          Owned After       Outstanding
                                                the Offering          Hereby (1)        Completion        Shares after
                                                                                        of the            Completion of
Name of Selling Stockholder                                                             Offering          the Offering
-----------------------------------------------------------------------------------------------------------------------
William A. Birnbaum                                22,500              16,000             6,500                   *

William Birnbaum and Kathleen Birnbaum             22,500              16,000             6,500                   *

Harris J. Bixler                                   21,000              16,000             5,000                   *

Neuberger Berman, LLC as Custodian                  8,000               4,000             4,000                   *
F/B/O John V. Brennan IRA

Neuberger Berman, LLC as Custodian                  8,000               8,000                 0                   *
F/B/O Julie Connelly IRA

Katharine Crossgrove                               13,000               8,000             5,000                   *

Daeg Partners, LLP                                574,500              92,000           482,500               4.58%

Donna Darnell                                       7,500               4,000             3,500                   *

Tirone E. David, M.D.                              25,000              12,000            13,000                   *

Neuberger Berman, LLC as Custodian                 17,000               8,000             9,000                   *
F/B/O John W. Dewey, IRA

Neuberger Berman, LLC as Custodian                 18,000               8,000            10,000                   *
F/B/O John Dorman IRA

Neuberger Berman, LLC as Custodian                 14,500               8,000             6,500                   *
F/B/O Joan Ellenbogen IRA

Neuberger Berman, LLC as Custodian                  9,500               4,000             5,500                   *
F/B/O Marcia Goldstein IRA

Martha Grant                                       14,000               8,000             6,000                   *

Claire S. Gulamerian, Living Trust dtd             16,600               8,000             8,600                   *
6/7/96

Ingolstadt Ltd. BVI                                26,000              16,000            10,500                   *

Oscar Lascano                                       9,000               4,000             5,000                   *

Neuberger Berman, LLC as Custodian                  9,600               4,000             5,600                   *
F/B/O Stanley Mailman IRA

Barbara V. May                                      5,200               4,000             1,200                   *

                                                Number of Shares      Number of         Number of
                                                Beneficially          Shares            Shares
                                                Owned Prior to        Registered        Beneficially      Percent of
                                                Completion of         for Sale          Owned After       Outstanding
                                                the Offering          Hereby (1)        Completion        Shares after
                                                                                        of the            Completion of
Name of Selling Stockholder                                                             Offering          the Offering
-----------------------------------------------------------------------------------------------------------------------
Neuberger Berman, LLC as Custodian                 18,800              16,000             2,800                    *
F/B/O Bernadette Murphy IRA

Joan Nazarro                                        8,000               4,000             4,000                    *

1004050 Ontario Inc.                                9,000               4,000             5,000                    *

Arthur Panoff                                       9,300               8,000             1,300                    *

Patricia C. Remmer, Revocable Trust dtd            31,000              16,000            15,000                    *
7/22/92

Patricia C. Remmer, 1995 Charitable                10,000               4,000             6,000                    *
Lead Trust

The Remmer Family Foundation                        8,000               4,000             4,000                    *

Neuberger Berman, LLC as Custodian                 19,000               8,000            11,000                    *
F/B/O Dorothy Rivkin IRA

Maurice Schlossberg and Amy Schlossberg             5,000               8,000             5,000                    *

Neuberger Berman, LLC as Custodian                  7,000               4,000             3,000                    *
F/B/O Mary Simons IRA

Neuberger Berman, LLC as Custodian                 22,000              16,000             6,000                    *
F/B/O Richard R. Stebbins

Sarah Tough                                         9,000               4,000             5,000                    *

Neuberger Berman, LLC as Custodian                 11,000               4,000             7,000                    *
F/B/O Leon Zeff IRA

Charles W. Phillips                                10,000              10,000                 0                    *

Richard F. Morton                                  15,000               5,000            10,000                    *

Neal P. Brooks                                     38,000               5,000            33,000                    *

State of Wisconsin Investment Board             2,218,600             670,000         1,548,600                17.7%

                 Total                          3,355,600           1,090,000         2,273,600               26.74%

*     Represents beneficial ownership of less than 1%.

(1) This Registration Statement shall also cover any additional shares of our Common Stock which become issuable in connection with the Common Stock registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

      The table below amends and restates Selling Stockholder Table B, which is contained on page 14 of the prospectus to reflect some changes in number of shares owned and names of owners. Accordingly, the information contained in the table supersedes the information in the prospectus with respect to each stockholder listed below.

                                                                                       Number of
                                    Number of Shares                                    Shares
                                   Beneficially Owned           Number of             Beneficially
                                      Prior to the                Shares              Owned After
     Name of Selling               Completion of the          Registered for         Completion of            Percent of
       Stockholder                     Offering              Sale Hereby(1)(2)       the Offering          Outstanding Shares
---------------------------       -------------------        -----------------       -------------         ------------------
Michael Abrams                                2,500                   2,500                0                       *
Jason Adelman                                 5,000                   5,000                0                       *
Matthew Balk                                  5,000                   5,000                0                       *
Stephen D. Barrett                              545                     545                0                       *
Robert L. Clark                                 545                     545                0                       *
Russell Clark                                   109                     109                0                       *
Lloyd Glazer                                    272                     272                0                       *
Jay S. Griswold                               8,175                   8,175                0                       *
H.C. Wainwright & Co., Inc.                  43,600                  43,600                0                       *
Herbert Maher                                   272                     272                0                       *
Eric Singer                                  36,400                  36,400                0                       *
Joseph Sweeney                                  273                     273                0                       *
Richard Trull                                   545                     545                0                       *
Scott Weisman                                 5,600                   5,600                0                       *
Christopher White                               164                     164                0                       *
-----------------------------------------------------------------------------------------------------------------------------
                           Total            109,000                 109,000                0                       *

----------
      *     Represents beneficial ownership of less than 1%.

      (1) This Registration Statement shall also cover any additional shares of our Common Stock which become issuable in connection with the Common Stock registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

      (2) Figures include the shares that will be issued upon the exercise of the warrants by such selling stockholder.